UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 2, 2010

Obagi Medical Products, Inc.
(Exact name of registrant as specified in its charter)

001-33204
(Commission File Number)

Delaware	22-3904668
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3760 Kilroy Airport Way, Suite 500, Long Beach, CA 90806
 (Address of principal executive offices, with zip code)

(562) 628-1007
(Registrant’s telephone number, including area code)
Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement

On September 2, 2010, Obagi Medical Products, Inc. (the “Company”) and its wholly-owned subsidiary, OMP, Inc. (“OMP” and, together with the Company, the “OMP Entities”), exercised their right to terminate the Agreement dated as of June 29, 2006 by and among the OMP Entities on the one hand, and Zein E. Obagi, MD Inc. (“Obagi Inc.”), Zein Obagi (“Dr. Obagi” and, together with Obagi Inc., the “Obagi Entities”), Samar Obagi, the Zein and Samar Obagi Family Trust and Skin Health Properties, Inc. (the “Marketer”) (collectively, the “Dr. Obagi Parties”) on the other hand (the “Agreement”), effective as of October 4, 2010.

The Agreement provided, among other things, that the Obagi Entities and/or the Marketer would promote and provide services to support the marketing of the OMP Entities’ products, including the oversight of property OMP leases in Beverly Hills, California. Additionally, the Obagi Entities agreed to be available to advise and assist the OMP Entities in the formulation and clinical testing of new products and, at the OMP Entities’ request, to chair an annual symposium and up to two clinical advisory meetings per year.  The Agreement also contained provisions protecting the OMP Entities’ intellectual property rights, including trademarks, and confidential information, and limiting competition by the Dr. Obagi Parties. OMP agreed to pay Obagi Inc. an annual retainer of approximately $570,000. In addition, the OMP Entities agreed to pay certain fees and expenses for certain additional training and educational services and clinical studies, as well as 50% of all invoiced commercially reasonable marketing design and development (not production) expenses associated with the opening of the property in Beverly Hills, up to $100,000. The original term of the Agreement was five years, and would have otherwise ended on June 29, 2011. Under the Agreement, during the year ended December 31, 2009, the Company paid or accrued $626,716 in fees.

In connection with the termination of the Agreement, the OMP Entities will accelerate the payment of certain fees and expenses that otherwise would have been paid during the remainder of the original term, but will not pay any additional amounts as a result of the termination.  Accordingly, the Company will expense an additional $630,000 in the three months ending September 30, 2010 that it would have otherwise expensed equally in the fourth quarter of 2010 and the first and second quarters of 2011.

Termination of the Agreement does not relieve the Dr. Obagi Parties from their obligations to comply with certain provisions of the Agreement, particularly as they relate to a limited trademark license to Obagi Inc. and/or the Marketer, the grant to OMP of a license to have access to and utilize accounts, customer lists and other customer information and data developed in connection with the Agreement, the protection of the OMP Entities’ intellectual property rights and other additional confidential information of the OMP Entities, nor does it affect the OMP Entities’ ownership of trademarks and other intellectual property rights.

OMP entered into a lease agreement for the Beverly Hills property described above and a letter agreement with the Marketer as landlord dated June 29, 2006 in connection with the Agreement.

The Zein and Samar Obagi Family Trust owned approximately 6.9% of the Company’s outstanding stock as of June 30, 2010.

In addition to his primary medical practice in Beverly Hills, California, the OMP Entities understand that Dr. Obagi is also a majority owner of Obagi Dermatology – San Gabriel Annex, Inc. (“SGA”), which also purchases products from the Company. Other than the ownership interests by Dr. Obagi, the Company is otherwise unrelated to SGA.

The OMP Entities and the Dr. Obagi Parties (and certain entities affiliated with the Dr. Obagi Parties) are currently engaged in pending litigation and other legal matters. Please refer to Note 7 of Notes to Unaudited Condensed Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, filed with the Securities and Exchange Commission on August 9, 2010 for a detailed description of such pending litigation and other legal matters.

The description of the Agreement set forth above is qualified in its entirety by reference to the actual terms of the Agreement, which is filed as Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and is incorporated herein by reference. On September 2, 2010, the Company issued a press release regarding the termination of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release of Obagi Medical Products, Inc. dated September 2, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBAGI MEDICAL PRODUCTS, INC.

Date: September 9, 2010	By:	/s/ PRESTON S. ROMM
Preston S. Romm
Chief Financial Officer